NEWS RELEASE

For Release: Immediate	Contact: Maria Vafiades
(508) 947-4343

MAYFLOWER BANCORP REPORTS 19% INCREASE THIRD QUARTER EARNINGS
AND PAYMENT OF DIVIDEND

           (Middleboro, MA), January 22, 2013 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR), the holding company for Mayflower Bank, today reported net income of $407,000 or $0.20 per share for the quarter ended December 31, 2012, compared to earnings of $341,000 or $0.17 per share for the quarter ended January 31, 2012.  Diluted earnings per share were $0.20 and $0.17, respectively.

For the nine months ended December 31, 2012, net income was $1,171,000 or $0.57 per share, compared to earnings of $993,000 or $0.48 per share for the nine months ended January 31, 2012.  On a diluted per share basis, earnings for the nine months were $0.57 and $0.48, respectively.

In February 2012, Mayflower Bancorp, Inc. changed its fiscal year-end from April 30 to March 31.  As such, financial information provided herein is for the three and nine month periods ended December 31, 2012, and is compared to the three and nine month periods ended January 31, 2012.

Net interest income was $2,003,000 for the quarter ended December 31, 2012, compared to $2,078,000 for the quarter ended January 31, 2012.  The net interest margin decreased, from 3.62% for the quarter ended January 31, 2012 to 3.42% for the quarter ended December 31, 2012.  Average interest-earning assets increased from $229.5 million for the quarter ended January 31, 2012 to $234.3 million for the quarter ended December 31, 2012 and average interest-bearing liabilities grew from $225.6 million at January 31, 2012 to $228.4 million at December 31, 2012.

Non-interest income increased by $46,000 for the quarter ended December 31, 2012 as compared to the quarter ended January 31, 2012.  This increase was primarily due to an increase of $86,000 in gain on sales of mortgage loans and an increase of $29,000 in gain on sales of investment securities.  Additionally, interchange income increased by $7,000.  These increases were offset by a decrease of $3,000 in loan origination and other loan fees and a decrease of $27,000 in customer service fees.  Finally, other non-interest income decreased by $46,000 due to the elimination of the special dividend from The Co-operative Central Bank received in the prior year period.

Total non-interest expense decreased by $72,000 or 3.6% for the quarter ended December 31, 2012.  This decrease was partially a result of a decrease of $70,000 in losses and expenses of other real estate owned, due to reduced levels of other real estate owned, a decrease of $6,000 in occupancy and equipment expense, and a decrease of $9,000 in FDIC assessment expense.  These decreases were partially offset by an increase of $13,000 in other expenses.

The provision for loan losses was $10,000 for the quarter ended December 31, 2012, as compared to $90,000 for the quarter ended January 31, 2012, a decrease of $80,000.  In determining the appropriate level for the allowance for loan losses, the Company considers past loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature of the loan portfolio and levels of non-performing and other classified loans.  Management and the Company’s Board of Directors evaluate the loan loss reserve on a regular basis, and consider the allowance as constituted to be adequate at this time.

For the nine months ended December 31, 2012, net interest income was $6.1 million, a decrease of $205,000 compared to the nine months ended January 31, 2012.  This can be attributed to a decrease in the Company’s net interest margin, which declined from 3.62% for the nine months ended January 31, 2012 to 3.47% for nine months ended December 31, 2012.  Average interest earning assets for the nine months ended December 31, 2012 were $234.1 million as compared to $231.7 million for the nine months ended January 31, 2012 and average interest bearing liabilities were $228.5 million at December 31, 2012, compared to $228.7 million at January 31, 2012.

For the nine months ended December 31, 2012, non-interest income increased by $277,000, as compared to the nine months ended January 31, 2012. This improvement was due to an increase of $329,000 in gain on sales of mortgage loans, coupled with an increase of $14,000 in gain on sales of investments.  Additionally, loan origination and other loan fees increased by $6,000 and interchange income on debit card transactions increased by $18,000.  Finally, customer service fees decreased by $59,000, while other income decreased by $31,000.

Total non-interest expenses decreased by $78,000, or 1.3%, to $5.9 million for the nine months ended December 31, 2012.  This decrease was attributable to a decrease of $18,000 in occupancy and equipment expense, a decrease of $23,000 in FDIC assessment expense, and a decrease of $82,000 in losses and expenses of other real estate owned.  These decreases were partially offset by an increase of $25,000 in compensation and fringe benefit expense and an increase of $20,000 in other expenses.

The provision for loan losses for the nine-month period ended December 31, 2012 was $40,000, compared to $197,000 for the nine months ended January 31, 2012.  The allowance for loan loss as a percentage for net loans was 0.85% at December 31, 2012, compared to 0.91% at March 31, 2012.

Since March 31, 2012, total assets of the Company have increased by $3.5 million, ending at $255.1 million as of December 31, 2012.  During the period, loans receivable increased by $7.8 million and total investment securities decreased by $4.6 million.  The increase in loans receivable is primarily due to growth of $9.7 million in residential mortgages.  Offsetting this increase in residential mortgages was a decrease of $1.6 million in home equity loans and lines of credit, a decrease of $786,000 in commercial loans and mortgages, and a decrease of $168,000 in consumer loans.  Finally, net construction loans outstanding increased by $598,000.

During the nine months ended December 31, 2012, total deposits increased by $2.9 million.  This increase is comprised of growth of $9.2 million in aggregate checking and savings account balances, as offset by a reduction of $6.3 million in certificate of deposit balances.  Advances and borrowings outstanding remained constant at $1.0 million.

As of December 31, 2012, non-performing assets totaled $622,000, compared to $506,000 at March 31, 2012.  The increase from March 31, 2012 is the result of an increase of $186,000 in real estate acquired by foreclosure, offset by a decrease of $70,000 in non-performing loans.  The allowance for loan losses as a percentage of non-performing loans was 498.4% at December 31, 2012, compared to 390.1% at March 31, 2012.

Total stockholders’ equity stood at $22.6 million at December 31, 2012, compared to $21.9 million at March 31, 2012.  Tier 1 capital to average assets stood at 8.7% at December 31, 2012, compared to 8.4% at March 31, 2012.  The increase in total equity is the result of net income for the nine months of $1,171,000 and stock-based compensation credits of $74,000.  These increases were partially offset by dividends paid of $0.18 per share totaling $371,000 and Company stock repurchases totaling $65,000.  Finally, total equity decreased by $93,000 due to a reduction in the net unrealized gain on securities classified as available for sale.

In conjunction with these announcements, the Company also reported that its Board of Directors has declared a cash dividend of $0.06 per share to be payable on February 19, 2013, to shareholders of record as of February 5, 2013.

Mayflower Bancorp, Inc. is the holding company for Mayflower Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its main office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, and Wareham, Massachusetts.  All of the Company’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits.  All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts.  For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.

(See accompanying Selected Consolidated Financial Information)

This earnings report may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.  Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS	December 31,	March 31,
	2012	2012
ASSETS
Cash and cash equivalents:	(In Thousands)
Cash and due from banks	$3,882	$3,764
Interest-bearing deposits in banks	9,372	8,602
Total cash and cash equivalents	13,254	12,366
Investment securities:
Securities available-for-sale, at fair value	41,577	44,295
Securities held-to-maturity (fair value of $43,395 and $45,379, respectively)	42,064	43,969
Total investment securities	83,641	88,264
Loans receivable, net	142,108	134,331
Accrued interest receivable	779	867
Real estate held for investment	611	628
Real estate acquired by foreclosure	380	194
Premises and equipment, net	10,601	10,717
Deposits with The Co-operative Central Bank	449	449
Stock in Federal Home Loan Bank of Boston, at cost	1,449	1,449
Refundable income taxes	604	596
Deferred income taxes	-	377
Other assets	1,218	1,317
Total assets	$255,094	$251,555

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$229,464	$226,562
Advances and borrowings	1,000	1,000
Advances from borrowers for taxes and insurance	684	655
Deferred income taxes	184	-
Accrued expenses and other liabilities	1,162	1,454
Total liabilities	232,494	229,671

STOCKHOLDERS' EQUITY
Preferred stock $1.00 par value; authorized 5,000,000 shares; issued - none	-	-
Common stock $1.00 par value; authorized 15,000,000 shares;
issued 2,058,422 at December 31, 2012 and 2,063,067 at March 31, 2012	2,058	2,063
Additional paid-in capital	4,383	4,321
Retained earnings	15,462	14,710
Accumulated other comprehensive income	697	790
Total stockholders' equity	22,600	21,884
Total liabilities and stockholders' equity	$255,094	$251,555

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Unaudited	Three months ended		Nine months ended
	December 31, 2012	January 31, 2012	December 31, 2012	January 31, 2012
	(In Thousands, Except Per Share Data)		(In Thousands, Except Per Share Data)
Interest income:
Loans receivable	$1,772	$1,730	$5,290	$5,198
Securities held-to-maturity	246	332	814	1,058
Securities available-for-sale	226	344	773	1,125
Interest-bearing deposits in banks	5	6	16	24
Total interest income	2,249	2,412	6,893	7,405

Interest expense:
Deposits	235	304	768	1,018
Borrowed funds	11	30	34	91
Total interest expense	246	334	802	1,109

Net interest income	2,003	2,078	6,091	6,296

Provision for loan losses	10	90	40	197
Net interest income after provision for loan losses	1,993	1,988	6,051	6,099

Noninterest income:
Loan origination and other loan fees	21	24	81	75
Customer service fees	134	161	433	492
Gain on sales of mortgage loans	219	133	596	267
Gain on sales of investment securities	136	107	255	241
Interchange income	64	57	188	170
Other	30	76	89	120
Total noninterest income	604	558	1,642	1,365

Noninterest expense:
Compensation and fringe benefits	1,093	1,093	3,276	3,251
Occupancy and equipment	256	262	778	796
FDIC assessment	33	42	102	125
Losses and expenses of other real estate owned	5	75	14	96
Other	564	551	1,722	1,702
Total noninterest expense	1,951	2,023	5,892	5,970

Income before income taxes	646	523	1,801	1,494
Provision for income taxes	239	182	630	501

Net income	$407	$341	$1,171	$993

Earnings per share (basic)	$0.20	$0.17	$0.57	$0.48
Earnings per share (diluted)	$0.20	$0.17	$0.57	$0.48

Weighted average basic shares outstanding	2,058	2,067	2,060	2,071
Diluted effect of outstanding stock options	5	3	5	3
Weighted average diluted shares outstanding	2,063	2,070	2,065	2,074

Mayflower Bancorp, Inc. and Subsidiary
Selected Financial Ratios
(Dollars in thousands, except per share information)

	Three months ended		Nine months ended
	December 31,	January 31,	December 31,	January 31,
	2012	2012	2012	2012
Key Performance Ratios
Dividends paid per share	$0.06	$0.06	$0.18	$0.18
Annualized return on average assets	0.65%	0.55%	0.62%	0.53%
Annualized return on average equity	7.22%	6.29%	7.00%	6.15%
Net interest spread	3.41%	3.61%	3.46%	3.61%
Net interest margin	3.42%	3.62%	3.47%	3.62%

Asset Quality
	December 31,	March 31,	January 31,
Loans past due over 90 days	2012	2012	2012
Residential mortgages	$-	$-	$314
Home equity loans and lines of credit	30	30	-
Commercial and construction mortgages	-	250	-
Commercial and consumer loans	93	-	-
	$123	$280	$314

Non-performing assets
Non-accrual loans	$242	$312	$656
Real estate acquired by foreclosure	380	194	266
	$622	$506	$922

Allowance for loan losses	$1,206	$1,217	$1,215

Asset Quality Ratios
Allowance for loan losses/net loans	0.85%	0.91%	0.95%
Allowance for loan losses/non-performing loans	498.35%	390.06%	185.21%

Non-performing loans/net loans	0.17%	0.23%	0.51%
Non-performing loans/total assets	0.09%	0.12%	0.26%

Non-performing assets/net loans	0.44%	0.38%	0.72%
Non-performing assets/total assets	0.24%	0.20%	0.37%

Tier 1 Capital to average assets	8.71%	8.43%	8.42%
Tier 1 Capital to risk weighted assets	16.42%	15.89%	15.66%
Book Value per Share	$10.98	$10.61	$10.61